Exhibit 99.1

Beazer Homes Acquires Raleigh and Myrtle Beach Assets

ATLANTA, December 28, 2017 –Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it had acquired several communities in Raleigh and Myrtle Beach from Bill Clark Homes, a leading private homebuilder in the Carolinas.

In this transaction, Beazer acquired more than 450 lots spread across four new home communities in Raleigh and three in Myrtle Beach. These communities will be incorporated into the Company’s existing operations in Raleigh and Myrtle Beach and will contribute to both revenue and Adjusted EBITDA in Fiscal 2018. The transaction value was approximately $29 million and was funded from available cash.

“This acquisition allows us to accelerate our growth in two existing markets, with an immediate contribution to both profitability and return on assets and no increase in leverage,” said Allan Merrill, President and CEO of Beazer Homes. “In addition to adding the new communities, we are pleased to welcome a number of new sales and construction colleagues who will enable us to pursue additional growth in Raleigh and Myrtle Beach in the years ahead.”

About Beazer Homes

Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including expectations regarding the impact of the Bill Clark Homesasset acquisition on our operating results. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preferences in home design; (xi) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of any related obligations; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water. Also, the impact of the acquisition on our operating results could differ from our expectations if our underlying assumptions about the value of the acquired assets are incorrect or if we experience difficulties in our post-acquisition integration efforts.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for management to predict all such factors. Please refer to the risk factors described in our most recent annual report on Form 10-K for a more detailed discussion of risks that may affect our business.

CONTACT: Beazer Homes USA, Inc.

David Goldberg

Vice President, Treasurer and Investor Relations

770-829-3700

investor.relations@beazer.com